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                                 EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, dated as of June 23, 1998, by and between TUMBLEWEED INC., a Delaware corporation (the "Company"), and JAMES M. MULROONEY (the "Executive").

                                 W I T N E S S E T H:

     WHEREAS, the Executive is currently employed by Tumbleweed, LLC, a Kentucky limited liability company (the "LLC") pursuant to a Management Agreement dated September 19, 1994 between the LLC and the Executive, as amended effective January 1, 1998 (as so amended, the "Management Agreement");

     WHEREAS, immediately following the proposed merger of LLC into the Company (the "Merger"), the Company desires to induce the Executive to terminate the Management Agreement and be employed by the Company for the period provided in this Agreement in accordance with the terms and conditions set forth below; and

     WHEREAS, the Executive is willing to terminate the Management Agreement and be employed by the Company immediately following the Merger on a full-time basis in accordance with the terms and conditions set forth below;

     NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows effective as of the effective date of Merger (the "Effective Date"):

     1.   EMPLOYMENT.

          (a) The Company hereby employs the Executive as Executive Vice President and Chief Financial Officer of the Company, and the Executive hereby accepts such employment with the Company, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

          (b) The Company and the Executive acknowledge and agree that the Management Agreement is hereby terminated and that neither party shall have any further obligations to the other thereunder except for obligations arising prior to the date hereof.

          (c) The Executive affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Executive's acceptance of employment hereunder with the Company, the employment of the Executive by the Company, or the Executive's undertakings under this Agreement.

     2. TERM OF EMPLOYMENT. Unless earlier terminated as hereinafter provided, the term

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of the Executive's employment under this Agreement shall be for a period beginning on the Effective Date (the "Employment Date") and ending five years after the Employment Date (such period referred to as the "Initial Term"). Unless earlier terminated as hereinafter provided, the term of the Executive's employment under this Agreement shall be automatically extended on a year-to-year basis (such one-year periods referred to as "Additional Terms") upon the expiration of the Initial Term or any Additional Term, unless prior to the commencement of a 90-day period expiring at the end of such Initial Term or any Additional Term, either the Company or the Executive provide notice in writing to the other that the term of this Agreement shall not be extended. For purposes of this Agreement, the term "Employment Term" shall mean the Initial Term plus all Additional Terms.

     3. DUTIES. The Executive shall be employed as Executive Vice President and Chief Financial Officer of the Company and shall faithfully and competently perform such employment duties and responsibilities as the Board of Directors of the Company may from time to time prescribe. The Executive shall have primary responsibility over the following Company matters: financial, banking, accounting, legal and construction and shall share responsibility with the Chief Executive Officer of the Company with respect to all other Company matters except operations, marketing, training, franchising, purchasing and the
commissary.   The Executive shall report directly to the Board of Directors with respect to all matters as to which the Executive has primary or shared responsibility. The Executive shall perform his duties at such places and times as the Board of Directors of the Company may reasonably prescribe. Except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full time throughout the Employment Term to the services required of him hereunder; provided, however that the Executive shall be permitted to invest his personal assets and manage his personal investment portfolio in such a form and manner as will not require any business services on his part to be provided to any third party or conflict with the provisions of Sections 7, 8 or 10 hereof. The Executive shall render his services exclusively to the Company during the Employment Term. The Executive agrees to perform his duties hereunder to the best of his ability and at a level of competency consistent with the position occupied, to act on all matters in a manner he reasonably believes to be in and not opposed to the best interests of the Company, and to use his best efforts, skill and ability to promote the profitable growth of the Company. The Executive and the Company agree that the Executive shall perform his duties primarily at the Company's principal corporate office and that he shall travel as necessary to perform his duties.

     4.   COMPENSATION.

          (a) BASE SALARY. As compensation for the performance by the Executive of the services to be performed by the Executive hereunder during the Employment Term, the Company shall pay the Executive a base salary ("Base Salary") which shall initially be at the annual rate of One Hundred Seventy-Five Thousand Dollars ($175,000.00). Effective January 1 of each year of the Employment Term, the Base Salary shall increase by the percentage increase in the Consumer Price Index (All Cities 1984 = 100) from January 1 of the previous year. The Board of Directors shall review the Base Salary annually to determine if any further increase in Base Salary is merited. Any Base Salary payable hereunder shall be paid in regular intervals in

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accordance with the Company's payroll practices.

          (b) BONUSES. The Executive shall be eligible to receive bonuses in accordance with bonus plans ("Bonus Plans") approved by the Board of Directors of the Company from time to time.

          (c) WITHHOLDING, ETC. The payment of any Base Salary and bonuses hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company's employee benefit plans.

          (d) EQUITY OPTIONS. As such time as the Board of Directors of the Company deems it appropriate, the Executive shall be granted options to purchase equity securities of the Company.

     5.   BENEFITS.  During the Employment Term, the Executive shall:

          (a) be eligible to participate in all employee fringe benefits (including, without limitation, life insurance, health, disability and dental plans) and any pension and/or profit sharing plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans, as the same may be in effect on and after the Effective Date, excluding equity or bonus plans except the bonuses provided for in Section 4(b) hereof and any other bonus specifically granted by the Board of Directors of the Company to the Executive;

          (b)  be entitled to four weeks of paid vacation;

          (c) be entitled to a car allowance in the amount of $500.00 per month, plus mileage reimbursement based upon the Company's policies applicable thereto; and

          (d) be entitled to reimbursement for all reasonable and necessary itemized out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's policies applicable thereto (excluding any category of expenses described in any other provision of this Section 5).

     6.   TERMINATION.

          (a) The Executive's employment hereunder shall be terminated upon the occurrence of any of the following:

               (i)   death of the Executive;

               (ii) termination of the Executive's employment hereunder by the Executive at any time for any reason whatsoever (including, without limitation, resignation or retirement);

               (iii) termination of the Executive's employment hereunder by the

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Company because of the Executive's inability to perform his duties on account of disability or incapacity for a period of 90 or more consecutive days;

               (iv) termination of the Executive's employment hereunder by the Company at any time "for cause" (as defined below), such termination to take effect immediately upon written notice from the Company to the Executive; and

               (v) termination of the Executive's employment hereunder by the Company at any time, other than termination by reason of disability or incapacity as contemplated by clause (iii) above or termination by the Company "for cause" as contemplated by clause (iv) above.

     The following actions, failures or events by or affecting the Executive shall constitute "cause" for termination within the meaning of clause (iv) above: (1) conviction of having committed a felony, (2) acts of dishonesty or moral turpitude that are materially detrimental to the Company and/or its Affiliates (as defined in Section 14 hereof), (3) failure by the Executive to obey the reasonable and lawful directions of the Board of Directors of the Company, if written notice is given to the Executive of such failure (which notice shall set forth in reasonable detail the nature thereof) and the Executive fails to obey such directions within 20 days of receipt of such notice to the reasonable satisfaction of the Board of Directors, (4) the Executive's willful breach of any material agreement or covenant of this Agreement, if written notice is given to the Executive of such breach (which notice shall set forth in reasonable detail the nature thereof) and the Executive fails to cure such breach within 20 days of receipt of such notice to the reasonable satisfaction of the Board of Directors, or (5) determination by the Board of Directors of the Company, acting in good faith and with reasonable justification, that the Executive's performance of his duties hereunder has been unsatisfactory, if written notice is given to the Executive that the Executive's performance has been unsatisfactory (which notice shall set forth in reasonable detail the nature of the unsatisfactory performance), the Executive is provided the opportunity to develop a plan in cooperation with the Board of Directors of the Company to cure such unsatisfactory performance, and the Executive fails to cure the unsatisfactory performance in accordance with such plan within 20 days thereafter to the reasonable satisfaction of the Board of Directors of the Company.

          (b) In addition to the obligations of the Company under Section 6(c) below, if the Executive's employment is terminated pursuant to clause (v) of paragraph (a) above, then the Company shall also continue to pay to the Executive, as severance pay or liquidated damages or both, the amount of his Base Salary which the Executive would have otherwise been entitled to receive pursuant to Section 4(a) hereof had the Executive's employment not been so terminated, from the date of termination until the date that is twelve months after the date of such termination.

          (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in paragraph (b) above, the Company shall not be obligated to make any payments to the Executive or on his behalf of whatever kind or nature by reason of the Executive's cessation of employment (including, without limitation, by reason of termination of the Executive's employment by the Company for "cause"), other than (i) such amounts, if any, of his Base Salary, if any, as shall have accrued and remained unpaid as of

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the date of such termination; (ii) any bonus that is payable under the terms of the Bonus Plan then applicable to the Executive; and (iii) such other amounts which may be then otherwise payable to the Executive from the Company's benefits plans or reimbursement policies, if any.

          (d) Amounts payable pursuant to this Section 6 are in lieu of any severance pay that would otherwise be payable to the Executive upon termination of his employment with the Company under the Company's severance pay policies, if any.

     7. CONFIDENTIALITY. The Executive hereby covenants, agrees and acknowledges as follows:

          (a) The Executive's employment hereunder creates a relationship of confidence and trust between the Executive and the Company with respect to certain information pertaining to the business of the Company and its Affiliates which may be made known to the Executive by the Company or any of its Affiliates during the period of his employment by the Company.

          (b) The Executive agrees that he will not without the prior written consent of the Company use for his benefit or disclose at any time during his employment by the Company, or thereafter, except to the extent required by, or applicable to, the performance by him of his duties as a Executive of the Company, any information obtained or developed by him while in the employ of the Company with respect to any actual or potential recipes, suppliers, products, services, employees, documents pertaining to the Company or any of its Affiliates, financial affairs, systems, applications, or methods of marketing, service or procurement of the Company or any of its Affiliates, or any confidential matter regarding the business of the Company or any of its Affiliates, except information that at the time is generally known to the public other than as a result of disclosure by him not permitted hereunder and except for information required to be disclosed under applicable law or by order of a court of competent jurisdiction (collectively, "Confidential Information").

          (c) Upon the written request of the Executive, the Company will provide, from time to time, written notice stating whether or not it considers any particular item of information to be Confidential Information. In any event, the Executive agrees to contact the Company prior to any disclosure of any information acquired during the term of his employment by the Company that may possibly be considered Confidential Information to determine whether the Company considers it to be so.

          (d) The Executive agrees that upon termination of his employment by the Company for any reason, the Executive shall forthwith return to the Company all documents and papers (including any and all copies thereof) relating to Confidential Information and other physical property in his possession belonging to the Company or any of its Affiliates.

          (e) Without limiting the generality of Section 12 hereof, the Executive hereby expressly agrees that the foregoing provisions of this Section 7 shall be binding upon the Executive's heirs, successors and legal representatives.

     8. OWNERSHIP OF CERTAIN WORKS CREATED BY THE EXECUTIVE. Upon request by the Board

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of Directors of the Company, the Executive will promptly disclose and describe to the Company all recipes, inventions, improvements, discoveries, technical developments and works of authorship, whether or not copyrightable, made or conceived by him either alone or with others during the Employment Term. All such works, made, devised or discovered by the Executive, whether by himself or jointly with others, which relate or pertain in any way to the business of the Company or any of its Affiliates ("Work Products") shall inure to the benefit of the Company or such Affiliate and become and remain the Company's or such Affiliate's sole and exclusive property. Work Products may be created within or without the facilities of the Company or its Affiliates and before, during or after normal business hours. Work Products are specifically intended to be works made for hire by the Executive, but in any event, the Executive agrees to execute an assignment (and does hereby assign) to the Company, the Executive's entire right, title and interest in and to Work Products, and to execute any other instruments and documents that may be reasonably requested by the Company for the purpose of applying for and obtaining a copyright with respect thereto in the United States and in all foreign countries. The Executive further agrees, whether or not in the employ of the Company, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any litigation or other proceedings involving any Work Products, but all of the Executive's reasonable expenses in connection therewith shall be paid by the Company.

     9.   NON-ASSIGNABILITY.

          (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without the prior written consent of the Company.

          (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          (c) This Agreement and any rights and interests hereunder may be assigned or delegated by the Company to any Affiliate, or to any successor to the Company, and Executive shall be bound by such assignment or delegation.

     10.  COMPETITION, ETC.

          (a) Until the termination of the Executive's employment hereunder and during the two-year period following the termination of the Executive's employment hereunder for any reason whatsoever, the Executive will not make any statement or perform any act intended to advance an interest of any existing or prospective competitor of the Company or any of its Affiliates in any way that will or may injure an interest of the Company or any of its Affiliates in its relationship and dealings with existing or potential suppliers or customers, or solicit or encourage any other employee of the Company or any of its Affiliates to do any act that is disloyal to the Company or any of its Affiliates, inconsistent with the interest of the Company or

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any of its Affiliate's interests or in violation of any provision of this
Agreement.

          (b) Until the termination of the Executive's employment hereunder and during the two-year period following the termination of the Executive's employment hereunder for any reason whatsoever, the Executive will not directly or indirectly (as an Executive, officer, director, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or acquire any proprietary interest in, perform any services for, lend his name to, participate in or be connected with any entity that owns or operates any "Southwestern style" restaurants that feature Tex-Mex items (excluding restaurants that predominantly serve steak or that derive less than 10% of their revenues from Tex-Mex or Mexican items) and are located or intended to be located anywhere within a radius of ten (10) miles of any Tumbleweed restaurant open or proposed to be opened at such time.

          (c) Until the termination of the Executive's employment hereunder, the Executive will not directly or indirectly solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of the Company or any of its Affiliates. During the two year period following the termination of the Executive's employment hereunder, the Executive will not directly or indirectly solicit for employment, or advise or recommend to any person that they employ or solicit for employment, any person who was an employee of the Company as of, or within (90) days prior to, the date of such termination.

     The term "proposed" with respect to Tumbleweed Restaurants shall include all locations for which negotiations are being conducted and/or have been conducted at the time of the termination of the Executive's employment hereunder with the intention of establishing a restaurant thereon.

     In connection with the foregoing provisions of this Section 10, the Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Executive further agrees that the limitations set forth in this Section 10 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its Affiliates. It is understood and agreed that the covenants made by the Executive in this Section 10 (and in Sections 7 and 8 hereof) shall survive the expiration or termination of this Agreement.

     For purposes of this Section 10, a proprietary interest in a business is ownership, whether through direct or indirect stock holdings or otherwise, of five percent (5%) or more of such business. The Executive shall be deemed to expect to acquire a proprietary interest in a business or to be made an employee, officer, director, manager, consultant, independent contractor, advisor or otherwise of such entity if such possibility has been discussed with any officer, director, employee, agent, or promoter of such entity.

     11. INJUNCTIVE RELIEF. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Sections 7, 8, or 10 hereof would be inadequate and, therefore, agrees that the Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach

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or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

     12. BINDING EFFECT. Without limiting or diminishing the effect of Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns. The covenants contained in Sections 7, 8 and 10 hereof shall also inure to the benefit of, and be enforceable by, any Affiliate that would be adversely affected by the breach thereof.

     13. NOTIFICATION TO FUTURE EMPLOYERS. The Executive shall notify any future employer engaged in the restaurant industry of his obligations under the provisions of Sections 7, 8 and 10 hereof.

     14. AFFILIATE. For the purposes of this Agreement, the term "Affiliate" or "Affiliates" shall mean any entity which owns, operates, manages, licenses or franchises a Tumbleweed restaurant or which (i) directly or indirectly, controls the Company, (ii) is controlled, directly or indirectly, by the Company or (iii) is under common control, directly or indirectly, with the Company.

     15. RELATED PARTY TRANSACTIONS. Other than as contemplated by this Agreement, after the date hereof, neither the Executive nor any member of his immediate family shall directly, or indirectly through an entity that he possesses an interest in, enter into any arrangements, agreements or transactions with the Company or any of its Affiliates without the prior consent of the Audit Committee of Board of Directors of the Company.

     16. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

     17. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

     18. SEVERABILITY. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Sections 7, 8 or 10 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Sections 7, 8 or 10 hereof shall not be rendered void but shall apply to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Sections 7, 8 or 10 hereof is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and such part and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

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     19.  WAIVER.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

     20. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof and thereof, including, without limitation, the Management Agreement. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

     21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

                              TUMBLEWEED, INC.


                              By:  /s/ John A. Butorac, Jr.
                                   ------------------------------------
                                   John A. Butorac, Jr., President and CEO


                              /s/ James M. Mulrooney
                              ---------------------------------------
                              James M. Mulrooney